EXHIBIT 19.1

RIBBON COMMUNICATIONS INC.

AMENDED AND RESTATED INSIDER TRADING POLICY

I.GENERAL POLICY

It is the policy of Ribbon Communications Inc. (the “Company”) to prohibit the unauthorized disclosure of any nonpublic information and the misuse of Material Nonpublic Information in securities trading. Nonpublic information relating to the Company, including but not limited to Material Nonpublic Information, is the property of the Company and the unauthorized disclosure of such information is forbidden. Bases for determining what constitutes Material Nonpublic Information are discussed in Section VIII of this Amended and Restated Insider Trading Policy (the “Policy”).

Any questions relating to this Policy should be directed to one of the Trading Compliance Officers. The Company’s Chief Financial Officer and its General Counsel are its Trading Compliance Officers.

II.APPLICABILITY OF POLICY

This Policy applies to all transactions in the securities of the Company or derivatives thereof and to all employees, officers, and members of the Board of Directors of the Company who receive or have access to Material Nonpublic Information regarding the Company. In the discretion of the Trading Compliance Officers, it may also apply to consultants and contractors to the Company who receive or have access to such information. Additionally, each employee, officer, director and each applicable consultant or contractor shall be responsible for the compliance of the members of such person’s immediate family or household and/or any other person or entity who holds shares over which the employee, officer, director, consultant or contractor, as applicable, exerts some control (for example, a trust for which an officer serves as trustee).

All employees, officers, directors, applicable consultants and contractors of the Company, members of such individual’s immediate families, members of their households and all corporations, partnerships, trusts or other entities controlled by any such persons are sometimes referred to in this Policy as “Insiders.” Heritage PE (OEP) III, L.P. and Heritage PE (OEP) II, L.P., their permitted transferees and any other person or entity which, directly or indirectly, controls, is controlled by or is under common control with such person or entity will also be deemed “Insiders.” JPMorgan Chase & Co. and its controlled affiliates will also be deemed “Insiders.” This Policy also applies to any person who receives Material Nonpublic Information from any Insider. Any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the information is not publicly known.

This Policy continues to apply to a director’s, an officer’s or an employee’s transactions in Company securities even after they have terminated employment. If you are in possession of Material Nonpublic Information when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material.

SPECIFIC POLICIES APPLICABLE TO ALL EMPLOYEES, OFFICERS AND DIRECTORS

1.Trading on Material Nonpublic Information.  Except as set forth in Section X (“Certain Exceptions”), no Insider shall engage in any transaction involving the Company’s securities or derivatives thereof, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company and ending at the close of trading two full Trading Days after the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. The term “Trading Day” shall mean a day on which national stock exchanges in the United States are open for trading. A “Trading Day” begins at the time trading begins on such day.
2.Tipping.  No Insider shall disclose (“tip”) Material Nonpublic Information directly or indirectly to any other person (including family members) except to those who have been identified by the Company and who need to know such Material Nonpublic Information, nor shall any Insider make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities or derivatives thereof.
3.Internet “Chat Rooms” and Social Media.  It is a violation of this Policy for any Insider to disclose, or participate in the disclosure of, any information related to the Company’s business, prospects, financial condition or employees, including but not limited to Material Nonpublic Information, by means of an Internet “chat room”, social media (such as Twitter, Facebook, etc.), message boards or other similar space on the Internet in which either the Company’s business or the value of its securities is discussed or posted. Any violation of this provision will be subject to the possible disciplinary actions described below.
III.	POTENTIAL CRIMINAL AND CIVIL LIABILITY AND/OR DISCIPLINARY ACTION

Pursuant to federal and state securities laws, Insiders may be subject to civil and criminal penalties as well as imprisonment for engaging in transactions in the Company’s securities at a time when they have knowledge of nonpublic information regarding the Company. Insiders may also be liable for improper transactions by any person to whom they have disclosed nonpublic information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading.

Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include termination of employment or ineligibility for future participation in the Company’s equity incentive plans.

IV.	GUIDELINES APPLICABLE TO DIRECTORS, OFFICERS AND CERTAIN EMPLOYEES

The guidelines regarding a trading window, the pre-clearance of trades and SEC Rule 10b5-1 regarding insider trading, set forth in paragraphs 1, 2 and 4 below, respectively, are applicable to all directors and officers of the Company as well as to those other employees who the Company has identified and believes have access to Material Nonpublic Information in the course of their duties, except where otherwise indicated. The guidelines set forth in paragraph 3 below are applicable to all persons or entities who are subject to reporting obligations under Section 16 (“Section 16 Insiders”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The restrictions on trading discussed below shall not apply to transactions under a trading plan as discussed in Section V, paragraph 3 below.

1.Trading Window.  To ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that all directors, officers and employees who the Company has identified and believes have access to the Company’s internal financial statements or other Material Nonpublic Information conduct transactions involving the purchase or sale of the Company’s securities only during a “trading window.”

The trading window begins at the close of trading two full Trading Days after the date of public disclosure of the Company’s quarterly or annual earnings release, and ends fifteen days prior to the last day of the Company’s fiscal quarter or year.

From time to time, the Company may also prohibit directors, officers and potentially a larger group of employees who have been identified by the Company from being a part of any transaction involving the securities of the Company or derivatives thereof. In such event, directors, officers and such employees may not engage in any transaction involving the Company’s securities or derivatives thereof and should not disclose to others the fact of such suspension of trading. The Company would re-open the trading window at the beginning of the second Trading Day following the date of public disclosure of the information, or at such time as the information is no longer material.

It should be noted, however, that even during the trading window, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two full Trading Days, whether or not the Company has recommended a suspension of trading to that person. Trading in the Company’s securities or derivatives thereof during the trading window should not be considered a “safe harbor,” and all directors, officers, employees and other persons should use good judgment at all times.

The Company may from time to time notify directors, executive officers and other specified employees that an additional blackout period is in effect in view of significant events or developments involving the Company. In such event, no such individual (or related entity) may purchase or sell any securities of the Company during such blackout period or inform anyone else that such a blackout period is in effect.

2.Pre-Clearance of Trades.  The Company has determined that all officers, directors and employees of the Company who are identified by the Company and are deemed subject to the

Company’s trading window should refrain from trading in the Company’s securities and derivatives thereof, even during the trading window, without first receiving pre-clearance by the Company of the planned trade, and such requirement to pre-clear shall also be extended to any corporation, partnership, trust or other entity controlled by any of the above persons. Each such officer, director and employee should notify one of the Company’s Trading Compliance Officers at least two days prior to commencing any transaction involving the Company’s securities or any derivatives thereof by completing the Company’s Preclearance Form and submitting it to the Ribbon Administration Department. The Preclearance Form can be found online via the Company’s intranet website at: https://rbbn.force.com/internal/s/epc or a copy of the Preclearance Form may be found at the end of this Policy. This form can be submitted online, in person or via PDF to stockadmin@rbbn.com. It may also be necessary to require compliance with the preclearance process from consultants and contractors. The Stock Administration Department will contact such officer, director, employee, consultant and/or contractor who submits such Preclearance Form directly if there are any concerns with the responses submitted, or to confirm pre-clearance. Unless otherwise stated by the Company or subject to any material change in circumstances, no additional pre-clearance by the Company is necessary; provided that such pre-cleared transaction occurs within five days of receipt of the pre-clearance from a Trading Compliance Officer.

As with the trading window, notice is not a “safe harbor”, and persons possessing Material Nonpublic Information concerning the Company may not trade regardless of whether the trade has been pre-cleared. Notwithstanding receipt of pre-clearance, if such individual becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

3.Post-Transaction Notice.  Each Section 16 Insider shall also notify the Chief Financial Officer or the General Counsel (or his or her designee) of the occurrence of any purchase, sale or other acquisition or disposition of securities of the Company as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by e-mail) and should include the identity of the covered person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price.
4.Rule 10b5-1.  SEC Rule 10b5-1 creates an affirmative defense for transactions that are executed on behalf of an individual pursuant to a written plan (“Rule 10b5-1 Trading Plan”) entered into in good faith at a time when the individual does not possess Material Nonpublic Information. This type of trading plan must have a predefined method for triggering the purchase or sale of the security using date and/or price information, and the plan must be strictly adhered to.

Officers, directors and employees of the Company may implement, terminate, amend or otherwise modify such a trading plan only subject to preclearance in accordance with the terms of this Policy. All Section 16 Insiders, must receive advance approval from the General Counsel of the Company. All other officers and employees of the Company who are considering implementing such a trading plan must pre-clear any such proposed trading plan with one of the Trading Compliance Officers.

Upon approval of a plan in accordance with the terms of this paragraph 4, trading may occur as detailed in such plan, even though trading may occur outside a designated trading window, subject to the cooling-off periods described below.

To receive pre-clearance, a Rule 10b5-1 Trading Plan must meet the following parameters:

(a)	No plan may be adopted, terminated, amended or otherwise modified except during a trading window when that individual is not then in possession of any Material Nonpublic Information.
(b)	No plan participant may engage in extra-plan, corresponding hedging positions with respect to the Company’s securities.
(c)	Trading pursuant to the trading plan shall not be permitted until after the applicable cooling-off period.
(d)	A trading plan may not be modified more than once every six (6) months following the plan’s adoption or any modification of the plan and such modifications shall not take effect until at least ninety (90) days after adoption of such modification.

Trading by a Section 16 Insider pursuant to a new or modified Rule 10b5-1 Trading Plan is not permitted until the later of (i) ninety (90) days after the adoption or modification of the Rule 10b5-1 Trading Plan or (ii) two (2) business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the Rule 10b5-1 Trading Plan was adopted or modified. In no event may such cooling-off period for Section 16 Insiders exceed one-hundred twenty (120) days following the adoption or modification of the Rule 10b5-1 Trading Plan.

Trading by persons other than the Company and its Section 16 Insiders pursuant to a new or modified Rule 10b5-1 Trading Plan is not permitted until thirty (30) days after the adoption or modification of the Rule 10b5-1 Trading Plan. Such cooling-off period is not applicable to any of the Company’s common stock repurchase programs.

Officers, directors and employees of the Company may not enter into more than one Rule 10b5-1 Trading Plan at a time for open market purchases or sales of Company securities, except in the following circumstances:

●	Officers, directors and employees may enter into a series of separate contracts using different broker-dealers to execute trades pursuant to a single Rule 10b5-1 Trading Plan that covers Company securities held in different accounts, provided all such contracts meet the applicable conditions of Rule 10b5-1 and remain subject to the provisions of the same. A broker-dealer may be substituted for another provided the Rule 10b5-1 Trading Plan instructions remain identical.

●	Officers, directors and employees may maintain two separate Rule 10b5-1 Trading Plans at the same time provided that a later-commencing Rule 10b5-1 Trading Plan is not authorized to begin until after all trades under the earlier adopted Rule 10b5-1 Trading Plan are completed or expire without execution. A trading plan may be terminated only upon prior written notice. In the event the earlier Rule 10b5-1 Trading Plan is terminated early, the first trade date under the later-commencing Rule 10b5-1 Trading Plan may not be scheduled until after the later of (i) the effective cooling-off period or (ii) ninety (90) days following its adoption.

●	The prohibition on multiple, overlapping Rule 10b5-1 Trading Plans is not applicable where an officer, director or employee transacts directly with the Company (such as participating in employee stock ownership plans or dividend reinvestment plans), which are not executed on the open market.

●	The prohibition on multiple, overlapping Rule 10b5-1 Trading Plans is not applicable to plans that authorize certain “sell-to-cover” transactions in which officers, directors or employees instruct their agent to sell Company securities to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award. The award holder may not exercise control over the timing of such sales.

In any 12-month period, officers, directors and employees are not permitted to enter into more than one Rule 10b5-1 Trading Plan that is designed to effect the open market purchase or sale of the total amount of Company securities subject to the plan in a single transaction.

5.Policy Against Hedging and Pledging Company Stock; Prohibition on Trading of Stock Options, Etc.  No director, officer or, except as set forth in Section XI (“Additional Information”), employee of the Company who has been identified by the Company and deemed subject to the Company’s trading window may engage in the purchase or sale of stock rights (e.g., market options, puts, calls, etc.), pledges and/or short sales in the Company, or purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Company securities.
V.INDIVIDUAL RESPONSIBILITY TO COMPLY WITH THE POLICY

Every officer, director and employee has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Company has recommended a trading window. The guidelines set forth in this Policy are guidelines only, and appropriate judgment should be exercised in connection with any trade in the Company’s securities. Violation of any of the foregoing rules is grounds for disciplinary action by the Company, including termination of employment. In addition to any disciplinary actions the Company may take, insider trading can also result in administrative, civil or criminal proceedings which can result in significant fines and civil penalties, being barred from service as an officer or director of a public company, or being sent to jail.

Additionally, each employee, officer, director, consultant or contractor shall be responsible for the compliance of the members of such person’s immediate family or household and/or any other person or entity who holds shares over which the employee, officer, director, consultant or contractor, as applicable, exerts some control (for example, a trust for which an officer serves as trustee).

APPLICABILITY OF POLICY TO INSIDE INFORMATION ABOUT OTHER COMPANIES

This Policy and the foregoing guidelines also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors, suppliers (“business partners”), peer companies or competitors, when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties and termination of employment may result from trading on inside information regarding the Company’s business partners, peer companies or competitors. All Insiders should treat nonpublic information, including but not limited to Material Nonpublic Information, about the Company’s business partners, peer companies or competitors with the same care required with respect to information related directly to the Company.

VI.DEFINITION OF MATERIAL NONPUBLIC INFORMATION

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of stock or other securities. Either positive or negative information may be material. Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include: (i) financial results; (ii) projections of future earnings or losses; (iii) significant developments related to intellectual property; (iv) significant changes in investment policies; (v) acceleration or delay in a major product ship date; (vi) the award or loss of a significant contract; (vii) significant litigation exposure due to actual or threatened litigation; (viii) news of a pending or proposed acquisition or merger; (ix) significant corporate partnerships, joint ventures, acquisitions or strategic alliances; (x) news of the disposition or acquisition of assets; (xi) stock splits; (xii) new equity or debt offerings; and (xiii) changes in the Board of Directors or senior management.

Any questions regarding whether particular information is considered Material Nonpublic Information should be directed to one of the Trading Compliance Officers.

VII.WHEN INFORMATION IS “PUBLIC”

If you are aware of Material Nonpublic Information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until the close of trading two full Trading Days after the date the information is publicly disclosed.

CERTAIN EXCEPTIONS

The exercise of stock options for cash under the Company’s 2019 Incentive Award Plan, Amended and Restated Stock Incentive Plan, the Amended and Restated 1997 Stock Incentive Plan, the Performance Technologies, Incorporated 2003 Omnibus Incentive Plan, the 2008 Stock Incentive Plan or the Performance Technologies, Incorporated 2012 Stock Incentive Plan and the purchase of shares pursuant to the Company’s Amended and Restated 2000 Employee Stock Purchase Plan (but not the sale of any shares issued upon such exercise or purchase and not a cashless exercise accomplished by the sale of a portion of the shares issued upon exercise of an option) are exempt from this Policy, since the other party to these transactions is the Company itself and the price is fixed and does not vary with the market. The Company may grant other exceptions from this Policy on a case-by-case basis. Any such exceptions must be approved by a Trading Compliance Officer.

VIII.ADDITIONAL INFORMATION

Directors, officers, 10% stockholders of the Company and certain other persons identified by the Company from time to time must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that officers, directors, 10% stockholders and such other persons who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company, whether or not they had knowledge of any Material Nonpublic Information. Moreover, no officer, director or 10% stockholder may ever make a short sale of the Company’s stock under Section 16 of the Exchange Act, as well as this Policy. A short sale is a sale of securities not owned by the seller or, if owned, not delivered. Transactions in put and call options for the Company’s securities may in some instances constitute a short sale or may otherwise result in liability for short swing profits. All directors, officers, 10% stockholders of the Company and such other identified persons must confer with one of the Trading Compliance Officers before effecting any such transaction.

While the employees who are not officers and directors are not prohibited by law from engaging in short sales of the Company’s securities, the Company believes it is inappropriate for employees to engage in such transactions and therefore, strongly discourages all employees from such activity.

The Company also strongly discourages all employees from engaging in transactions involving hedging, monetization, margin accounts, pledges, puts, calls and other derivative securities; provided, however, that all executive officers and directors are strictly prohibited from engaging in transactions involving the hedging or pledging of the Company securities, from investing in derivatives of the Company’s securities and from using the Company’s securities as a security for a loan. Except for directors and officers, any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with a Trading Compliance Officer. Any request for pre-clearance of any such arrangement must be submitted to a Trading Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction. Additionally, many brokerage accounts may involve margin accounts, so any person wishing to open such an account should first pre-clear the proposed account with a Trading Compliance Officer before depositing any securities in such account.

REPORTING VIOLATIONS

Any director, officer or employee (or any other person designated by the Trading Compliance Officer) who violates this Policy or any law governing insider trading or tipping, or knows of any such violation by any other party, must report the violation immediately to one of the Trading Compliance Officers.

Approved by the Board of Directors of Ribbon Communications Inc. on February 22, 2023.

RIBBON COMMUNICATIONS INC.
Securities Laws Compliance Program - Preclearance Form

This form must be submitted, approved and processed before you can buy or sell Ribbon shares or exercise Ribbon options. Every effort will be made to approve and process your request promptly. Once approved, your trade must be made within five (5) calendar days after such approval, or you will have to submit a new form. Stock Administration will contact you directly if there are any concerns with your responses. Capitalized terms used in and not otherwise defined in this form have the meanings given to them in the Company’s Insider Trading Policy.

(Note: The following do not constitute purchases in the open market: (1) vesting of stock options; (2) vesting of restricted stock and the cancellation by the Company of restricted shares to pay withholding taxes upon vesting of restricted stock; or (3) purchases pursuant to the Company’s employee stock purchase plan. The following, however, do constitute open market sales: (x) sales of shares by your broker in connection with a cashless stock option exercise; (y) sales of restricted shares after vesting; and (z) sales of shares received under the employee stock purchase plan.)

Please enter your details:

First Name:
Last Name:

Phone Number:
Email Address:

Please check all of the boxes that apply:

☐

The intended date of the trade is ___________ to __________ and will be made during the Company’s current “trading window.” (You will receive an email from the Company as soon as you are able to trade your shares. All trades must be completed within five (5) calendar days after receipt of such approval. Please note that all such approved trades must be made during the Company’s current “trading window.”)

☐

I am not in possession of Material Nonpublic Information. I understand what constitutes Material Nonpublic Information. I have consulted with the Trading Compliance Officer concerning any questions I had, if any, including whether any information in my possession is Material Nonpublic Information, and I do not have any further questions.

☐	I obtained the securities that I intend to trade under an applicable Ribbon stock incentive plan.
☐

The proposed transaction is not a “short sale” (i.e., a sale of a security that I do not own at the time of sale, but that is promised to be delivered), put (i.e., an option contract giving me the right to sell a specified number of securities at a set price within a specified time), call (i.e., an option contract giving me the right to buy a specified number of securities at a set price within a specified time) or any other right associated with the Company’s stock (i.e., swaps, hurdles, straddles, market options, etc.).

Please complete the following section only if you plan to sell shares that are represented by certificates with restrictive legend(s) (please note that the following section does not apply to shares of restricted stock granted pursuant to the 2019 Incentive Award Plan, the Amended and Restated Stock Incentive Plan, the 1997 Stock Incentive Plan, as amended, the 2008 Stock Incentive Plan (formerly known as the 2008 Network Equipment Technologies, Inc. Equity Incentive Plan), or the 2012 Amended Performance Technologies, Incorporated Omnibus Incentive Plan:

☐

I have owned the restricted securities that I plan to sell for at least 6 months. (In the case of employee stock options, common stock covered by such options is considered owned at the time of exercise, as opposed to the time of the option grant.)

☐

I confirm that the proposed transaction will be handled in all respects as a routine trading transaction and the related brokers will not receive more than a usual and customary commission. I also confirm that neither I nor any broker will solicit orders to buy the securities.

☐

I have either filed a notice of sale on Form 144 with the U.S. Securities and Exchange Commission (the “SEC”) or I have determined that such Form is not necessary. A Form 144 must be filed with the SEC if the proposed trade involves more than 5,000 shares of the Company’s common stock or the aggregate dollar amount is greater than $50,000, in either case, in any 3-month period. If a Form 144 is filed, I acknowledge that the intended trade must take place within 3 months of filing such Form 144 or an amended Form 144 must be filed.

☐

I acknowledge that the number of shares I can sell in any 3-month period may not exceed the greater of (i) 1% of the shares outstanding as shown on the most recent report published by the Company or (ii) the average weekly reported trading volume in such shares during the 4 weeks preceding the date of receipt of the order to execute the transaction by the broker, the date of execution of the transaction with the market maker or the filing of a Form 144, as applicable. This information is available on the latest report filed by the Company with the SEC on Form 10-Q or Form 10-K, as applicable.

Please complete the following section only if you are an officer, director or 10% stockholder subject to Section 16 of the Exchange Act of 1934, as amended:

☐

If I am seeking pre-clearance from the Company to sell any securities of the Company, I represent that I have not purchased any securities of the Company in the open market within the last 6 months, and I do not plan to purchase any of the Company’s securities in the open market in the next 6 months.

☐

If I am seeking pre-clearance from the Company to purchase any securities of the Company, I represent that I have not sold any securities of the Company in the open market within the last 6 months, and I do not plan to sell any of the Company’s securities in the open market in the next 6 months.

☐

I understand that a Form 4 must be filed with the SEC. I agree to timely file (i.e., within two business days of execution of the trade) a Form 4 with the SEC or will speak with the General Counsel of the Company if I have any questions relating to such Form.

Please Note:  Pre-clearance by the Stock Administration is not a “safe harbor” and persons possessing Material Nonpublic Information concerning the Company may not trade any of the Company’s securities, regardless of whether the trade has been pre-cleared.

Signature: Date: